Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

AND INDEPENDENT AUDITORS’ REPORT

WSB HOLDINGS, INC.

AND SUBSIDIARY

DECEMBER 31, 2012 AND 2011

[Stegman & Company Letterhead]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

WSB Holdings, Inc.

Bowie, Maryland

We have audited the accompanying consolidated statements of financial condition of WSB Holdings, Inc. (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012. The Company’s management is responsible for these consolidated financial statements.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2012 and 2011 and the results of their operations and their cash flows for the years in the two-year period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ Stegman & Company

Baltimore, Maryland

March 14, 2013

WSB HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2012 AND DECEMBER 31, 2011

	December 31,	December 31,
	2012	2011
ASSETS

CASH AND CASH EQUIVALENTS:
Cash	$2,315,185	$437,414
Federal funds sold	39,114,092	3,964,439

Total cash and cash equivalents	41,429,277	4,401,853

LOANS RECEIVABLE:
Held for sale	17,844,400	10,245,483

Held for investment	179,352,290	211,477,704
less: allowance for loan losses	(3,151,476)	(6,124,116)

Loans receivable held-for-investment - net	176,200,814	205,353,588

Total loans receivable - net	194,045,214	215,599,071

Mortgage-backed securities - available for sale at fair value	24,809,365	80,808,257
Investment securities - available for sale at fair value	59,117,873	44,937,185
Investment in Federal Home Loan Bank Stock, at cost	3,636,100	4,503,700
Accrued interest receivable on loans	829,567	1,023,847
Accrued interest receivable on investments	345,829	693,967
Real estate acquired in settlement of loans	5,182,403	4,820,634
Bank owned life insurance	12,824,768	12,368,974
Premises and equipment - net	4,752,789	4,807,206
Deferred tax assets	6,668,201	8,574,590
Other assets	2,851,087	2,422,102

TOTAL ASSETS	$356,492,473	$384,961,386

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Non-interest bearing	$6,668,011	$5,256,111
Interest-bearing	224,764,003	239,794,477

Total Deposits	231,432,014	245,050,588

Federal Home Loan Bank borrowings	68,000,000	84,000,000
Advances from borrowers for taxes and insurance	469,701	426,238
Accounts payable, accrued expenses and other liabilities	1,265,196	1,211,550

Total Liabilities	301,166,911	330,688,376

STOCKHOLDERS’ EQUITY :
Preferred stock, no stated par value; 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock authorized, 20,000,000 shares at $.0001 par value. 8,016,607 and 7,995,232 shares issued and outstanding	802	799
Additional paid-in capital	11,206,794	11,095,646
Retained earnings - substantially restricted	43,256,158	42,230,566
Accumulated other comprehensive income	861,808	945,999

Total stockholders’ equity	55,325,562	54,273,010

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$356,492,473	$384,961,386

See notes to consolidated financial statements.

WSB HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31, 2012	Year Ended December 31, 2011
INTEREST INCOME:
Interest and fees on loans	$11,496,188	$13,957,048
Interest on mortgage-backed securities	2,793,416	2,687,859
Interest and dividends on investments	1,202,848	1,666,129

Total interest income	15,492,452	18,311,036

INTEREST EXPENSE:
Interest on deposits	2,634,980	3,902,298
Interest on other borrowings	2,025,970	2,111,356

Total interest expense	4,660,950	6,013,654

NET INTEREST INCOME	10,831,502	12,297,382
Provision for loan losses	—	200,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,831,502	12,097,382

NON-INTEREST INCOME:
Loan-related fees	524,759	398,935
Gain on sale of loans	1,739,016	1,534,725
Gain on sale of mortgage-backed securities - available-for-sale	189,264	401,052
Gain on sale of investment securities - available-for-sale	445,727	161,439
Loss on disposal of premises and equipment	(9,198)	(2,005)
Rental income	645,294	421,118
Gain on sale of real estate acquired in settlement of loans	191,229	36,442
Service charges on deposits	138,337	112,627
Bank owned life insurance	455,794	457,173
Other income	219,998	190,599

Total non-interest income	4,540,220	3,712,105

NON-INTEREST EXPENSES:
Salaries and benefits	7,226,635	7,156,348
Occupancy expense	703,351	677,885
Deposit insurance premiums and assessments	632,418	742,078
Depreciation	444,237	446,770
Advertising	296,625	327,397
Service bureau charges	551,116	497,979
Service charges from banks	25,018	24,399
Service contracts	309,319	364,213
Stationery, printing and supplies	147,547	167,910
Foreclosure costs	538,586	581,508
Professional services	582,312	562,808
Other taxes	264,316	316,630
Provisions for losses on real estate acquired in settlement of loans	331,454	266,283
Other expenses	1,864,367	1,716,711

Total non-interest expenses	13,917,301	13,848,919

EARNINGS BEFORE INCOME TAXES	1,454,421	1,960,568
INCOME TAX EXPENSE	428,829	711,759
NET EARNINGS	$1,025,592	$1,248,809
OTHER COMPREHENSIVE INCOME (NET OF TAX)
Unrealized gains on securities	300,360	1,522,861
Reclassification adjustment for gain on sale of securiities realized in net income (net of taxes of $250,440 and $221,846)	(384,551)	(340,645)
TOTAL COMPREHENSIVE INCOME	941,401	2,431,025

BASIC EARNINGS PER COMMON SHARE	$0.13	$0.16

DILUTED EARNINGS PER COMMON SHARE	$0.13	$0.16

AVERAGE COMMON SHARES OUTSTANDING	7,998,081	7,987,720

AVERAGE DILUTED COMMON SHARES	7,998,439	7,988,148

See notes to consolidated financial statements.

WSB HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2012 AND DECEMBER 31, 2011

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders’
	Stock	Capital	Earnings	Income(Loss)	Equity

BALANCES, JANUARY 1, 2011	$792	$10,872,561	$40,981,757	$(236,217)	$51,618,893

Exercise of stock options	7	220,635	—	—	220,642

Tax effect of stock options exercised	—	2,450			2,450

Net earnings	—	—	1,248,809	—	1,248,809

Other comprehensive gain-unrealized gain on available for sale securities				1,182,216	1,182,216

BALANCES, DECEMBER 31, 2011	799	11,095,646	42,230,566	945,999	54,273,010

Exercise of stock options	3	111,148	—	—	111,151

Net earnings	—	—	1,025,592	—	1,025,592

Other comprehensive gain-unrealized gain on available for sale securities				(84,191)	(84,191)

BALANCES, DECEMBER 31, 2012	$802	$11,206,794	$43,256,158	$861,808	$55,325,562

See notes to consolidated financial statements.

WSB HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended
	December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings	$1,025,592	$1,248,809
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Provision for loan losses	—	200,000
Provision for losses on real estate acquired in settlement of loans	331,454	266,283
Depreciation	444,237	446,770
Loss on disposal on premises and equipment	9,198	2,005
Accretion of (discounts)/premiums on investment securities	447,127	194,959
Gain on sale of MBS- available for sale	(189,264)	(401,052)
Gain on sale of investment securities- available for sale	(445,727)	(161,439)
Gain on sale of other real estate owned	(191,229)	(36,442)
Gain on sale of loans	(1,739,016)	(1,534,725)
Loans originated for sale	(127,463,294)	(109,204,387)
Proceeds from sale of loans originated for sale	119,864,377	123,128,500
Increase in cash surrender value of bank owned life insurance	(455,794)	(457,173)
(Increase) decrease in other assets	(428,985)	930,185
Decrease (increase) in accrued interest receivable	542,418	(82,085)
Change in deferred income taxes	1,961,219	485,140
Change in federal income taxes receivable	—	629,167
Excess tax benefits from stock-based compensation	—	(2,450)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	53,646	(38,920)
Decrease in accrued interest payable	(4,964)	(18,178)
(Decrease) increase in net deferred loan fees	(33,041)	21,277

Net cash (used in) provided by operating activities	(6,272,046)	15,616,244

INVESTING ACTIVITIES:

Net decrease in loans receivable- held for investment	28,853,800	16,780,950
Purchase of mortgage-backed securities - available for sale	(26,766,515)	(48,440,935)
Purchase of investment securities - available for sale	(68,686,690)	(65,522,600)
Proceeds from sales, calls, and maturities of mortgage-backed securities	82,842,854	27,839,957
Proceeds from sales, calls and maturities of investment securities-available for sale	54,477,400	43,360,570
Redemption of Federal Home Loan Bank Stock	867,600	998,100
Purchase of premises and equipment	(399,019)	(453,306)
Development of real estate acquired in settlement of loans	(199,306)	(104,178)
Proceeds from sale of real estate acquired in settlement of loans	1,768,342	4,133,092

Net cash provided by (used in) investing activities	72,758,466	(21,408,350)

FINANCING ACTIVITIES:

Net (decrease) increase in demand deposits, NOW accounts and savings accounts	(862,928)	29,050,312
Proceeds from issuance of certificates of deposit	18,395,790	10,528,020
Payments for maturing certificates of deposit	(31,146,472)	(61,090,708)
Net increase (decrease) in advance payments by borrowers for taxes and insurance	43,463	(53,242)
(Decrease) increase in FHLB Advances	(16,000,000)	8,000,000
Proceeds from exercise of stock options	111,151	223,092
Excess tax benefits from stock-based compensation	—	2,450

Net cash used in financing activities	(29,458,996)	(13,340,076)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	37,027,424	(19,132,182)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,401,853	23,534,035
CASH AND CASH EQUIVALENTS, END OF PERIOD	$41,429,277	$4,401,853

CASH PAID DURING THE PERIOD FOR:

Income taxes	$—	$—

Interest	$4,642,225	$6,035,137

Non-cash transactions:
Real estate acquired in settlement of loans	$2,071,030	$3,023,444

See notes to consolidated financial statements.

WSB HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 and DECEMBER 31, 2011

1.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The consolidated financial statements include WSB Holdings, Inc. (“WSB” or “we”) and its wholly owned subsidiaries, The Washington Savings Bank FSB (“the Bank”), WSB, Inc., WSB Realty, LLC and WSB Realty, Inc. (collectively referred to herein, as the “Company”).  All significant intercompany balances and transactions between entities have been eliminated.

Nature of Operations — We are primarily engaged in the business of obtaining funds in the form of savings deposits and investing such funds in mortgage loans on residential, construction, and commercial real estate, and various types of consumer and other loans, mortgage-backed securities, and investment and money market securities.  We grant loans throughout the Washington DC, Baltimore, Northern Virginia and surrounding metropolitan areas.  Borrowers’ ability to repay is dependent upon the economy of these respective areas. WSB, Inc. is primarily engaged in the business of developing single family residential lots. WSB Realty, LLC and WSB Realty, Inc. are both primarily engaged to take assignment of the right to acquire title to certain properties purchased at foreclosure sales.  Management is authorized to take usual and customary activities toward the acquisition, rehabilitation, sale, rental and disposition of these properties.

Management Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate held for development, and the valuation of real estate acquired in settlement of loans.

Cash and Cash Equivalents - Cash and cash equivalents include demand deposits at other financial institutions, interest bearing deposits at other financial institutions and federal funds sold.  All cash equivalents have original maturities of three months or less.

Investment Securities and Mortgage-Backed Securities - Investment Securities and Mortgage-Backed Securities are required to be segregated into the following three categories:  trading, held-to-maturity, and available-for-sale.  Trading securities are purchased and held principally for the purpose of reselling them within a short period of time with unrealized gains and losses included in earnings.  Debt securities classified as held-to-maturity are accounted for at amortized cost and require the Company to have both the positive intent and ability to hold those securities to maturity.  Securities not classified as either trading or held-to-maturity are considered to be available-for-sale.  The premium or discount associated with these securities are amortized on a level yield to the full term of the securities. Unrealized gains and losses for available-for-sale securities are excluded from earnings and reported, net of income taxes, as other comprehensive income, a separate component of stockholders’ equity, until realized. Management systematically evaluates investment securities for other-than-temporary declines in fair value on a quarterly basis. This analysis requires management to consider various factors, which include (1) duration and magnitude of the decline in value, (2) the financial condition of the issuer or issuers and (3) the structure of the security. An impairment loss is recognized in earnings only when: (1) we intend to sell the debt security;  (2) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis; or (3) we do not expect to recover the entire amortized cost basis of the security. In situations where we intend to sell or when it is more likely than not that we will be required to sell the security, the entire impairment loss must be recognized in earnings. In all other situations, only the portion of the impairment loss representing the credit loss must be recognized in earnings, with the remaining portion being recognized in stockholders’ equity as a component of other comprehensive income, net of deferred taxes. Credit loss is determined by calculating the present value of future cash flows of the security compared to the amortized cost of the security. Realized gains or losses on the sale of investment and mortgage-backed securities are reported in earnings and determined using the amortized cost of the specific security sold.

Restricted Stock Investments — The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the FHLB in varying amounts based on balances of outstanding home loans and on amounts borrowed from the FHLB. Because no ready market exists for this stock and it has no quoted market value, our investment in this stock is carried at cost.

Loan Origination Fees, Discounts, and Premiums on Loans - Loan origination fees and direct loan origination costs are deferred and recognized as an adjustment to yield over the lives of the related loans utilizing the interest method. The amortization of such deferred fees and costs is adjusted for the prepayment experience on a loan-by-loan basis.  Commitment fees to originate or purchase loans are deferred, and if the commitment is exercised, they are recognized over the life of the loan as an adjustment of yield.  If the commitment expires unexercised, commitment fees are recognized in income upon expiration of the commitment.

Loans Receivable - We originate mortgage, commercial and consumer loans for portfolio investment and mortgage loans for sale in the secondary market.  During the period of origination, mortgage loans are designated as either held-for-sale or held-for-investment purposes.  Mortgage loans held-for-sale are carried at the lower of cost or fair value, determined on an individual loan basis. There was no valuation allowance required as of December 31, 2012 or December 31, 2011 on loans held-for-sale. The loans sold basis include any deferred loan fees and costs. Loans held-for-investment is stated at their principal balance outstanding net of related deferred fees and cost. Transfers of loans held-for-investment to the held-for-sale portfolio are recorded at the lower of cost or market value on the transfer date with any reduction in a loan’s value reflected as a write-down of the recorded investment resulting in a new cost basis with a corresponding charge to the allowance for loan losses.

We enter into commitments to originate residential mortgage loans whereby the interest rate on the loan is determined prior to funding (i.e. rate lock commitments).  Such rate lock commitments on mortgage loans to be sold in the secondary market are considered to be derivatives.  The period of time between issuance of a loan commitment and closing and sale of the loan generally ranges from 15 to 60 days.  We protect our self from changes in interest rates through the use of best efforts forward delivery commitments, whereby, we commit to sell a loan at the time the borrower commits to an interest rate with the intent that the buyer has assumed interest rate risk on the loan.  As a result, we are not exposed to losses nor will we realize gains related to our rate lock commitments due to changes in interest rates.

The market values of rate lock commitments and best efforts contracts are not readily ascertainable with precision because rate lock commitments and best efforts contracts are not actively traded.  Because of the high correlation between rate lock commitments and best efforts contracts, no gain or loss occurs on the rate lock commitments.

Income Recognition on Loans Receivable - Interest on loans receivable is credited to income as earned on the principal amount outstanding.  For those loans that are carried on non-accrual status, interest income is recognized on the cash basis or cost recovery method.  Loans are generally placed on non-accrual status when the collection of principal or interest is four payments or more past due, or earlier, if collection is deemed uncertain. Previously accrued but uncollected interest on these loans is charged against interest income. Loans may be reinstated to accrual status when such loans have been brought current, as to both principal and interest, and the borrower demonstrates the ability to pay and remain current.

Allowance for Loan Losses — The allowance for loan losses represents an amount which, in management’s judgment, reflects probable losses on existing loans and other extensions of credit that may become uncollectible as of the balance sheet date. The allowance for loan losses consists of an allocated component, consisting of both formula and specific allowances, and a non-specific component. The adequacy of the allowance for loan losses is determined through review and evaluation of the loan portfolio along with ongoing monthly assessments of the probable losses inherent in that portfolio, and, to a lesser extent, in unused commitments to provide financing. Loans deemed uncollectible are charged against, while recoveries are credited to, the allowance. Management adjusts the level of the allowance through the provision for loan losses, which is recorded as a current period operating expense. Our methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance, specific allowances and the non-specific allowance. The amount of the allowance is reviewed monthly by the Loan Committee, and reviewed and approved by the Board of Directors.

The formula allowance is calculated by applying loss factors to corresponding categories of outstanding loans. Loss factors consider our historical loss experience in the various portfolio categories over the prior twelve months. The use of these loss factors is intended to reduce the differences between estimated losses inherent in the portfolio and observed losses.

Specific allowances are established in cases where management has identified significant conditions or circumstances related to a loan that management believes indicate the probability that a loss has been be incurred in an amount different from the amount determined by application of the formula allowance. For other problem-graded credits, allowances are established according to the application of loan risk factors. These factors are set by management to reflect its assessment of the relative level of risk inherent in each grade.

The non-specific allowance is based upon management’s evaluation of various conditions that are not directly measured in the determination of the formula and specific allowances. Such conditions include general economic and business conditions affecting key lending areas, loan quality trends (including trends in delinquencies and nonperforming loans expected to result from existing conditions), loan volumes and concentrations, specific industry conditions within portfolio categories, recent loss experience in particular loan categories, duration of the current business cycle, bank regulatory examinations results and management’s judgment with respect to various other conditions including credit administration and management and the quality of risk identification systems. Executive management reviews these conditions monthly.

Management believes that the allowance for loan losses reflects its best estimate of the probable losses in the held-for-investment loan portfolio as of the respective balance sheet date. However, the determination of the allowance requires significant judgment, and estimates of probable losses inherent in the loan portfolio can vary significantly from the amounts actually observed. While management uses available information to recognize probable losses, future additions to the allowance may be necessary based on changes in the credits comprising the loan portfolio and changes in the financial condition of borrowers, such as may result from changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review our loan portfolio and allowance for loan losses. Such review may result in recognition of additions to the allowance for loan losses based on the examiners’ judgments of information available to them at the time of their examination.

Impairment of Loans - We consider a loan impaired when it is probable that we will be unable to collect all interest and principal payments as scheduled in the loan agreement.  A loan is tested for impairment once it becomes four payments past due. A loan is not considered impaired during a period of “insignificant delay” in payment if the ultimate collectability of all amounts due is expected.  We define an “insignificant delay” in payment as past due less than four payments.  A valuation allowance is maintained to the extent that the measure of the impaired loan is less than the recorded investment. Our residential mortgage and consumer loan portfolios are collectively evaluated for impairment. The impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if repayment is expected to be provided by the collateral. Generally, our impairment on such loans is measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis.

Real Estate Acquired in Settlement of Loans - Real estate acquired in settlement of loans is carried at the lower of our recorded investment or fair value at the date of acquisition.  Write-downs to fair value at the date of acquisition are charged to the allowance for loan losses.  Subsequent write downs are included in non-interest expense. Costs relating to the development and improvement of a property are capitalized, whereas those relating to holding the property are charged to expense when incurred.  The real estate is carried at the lower of acquisition or fair value net of estimated costs to sell subsequent to acquisition.  Operating expenses of real estate owned are reflected in other non-interest expenses.

The amounts we could ultimately recover from real estate acquired in settlement of loans could differ materially from the amounts used in arriving at the net carrying value of the assets because of future market factors beyond our control or changes in our strategy for recovering our investment.

Premises and Equipment - Depreciation on buildings, furniture, and equipment is computed using the straight-line method over each asset’s estimated useful life.  Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful life or the lease term.  Such estimated useful lives are as follows:

Buildings	39 years
Improvement to buildings	5-10 years
Leasehold improvements	5-10 years
Furniture, equipment	7 years
Computer equipment	4 years
Software	3 years
Automobiles	3 years

Mortgage Banking Activities — It is our current practice to sell mortgage loans without retaining loan servicing rights (commonly referred to as “servicing released”). We have not purchased mortgage loans with servicing rights subsequent to 1994.  Prior to 1995, we originated and sold some mortgage loans with servicing retained.  The accounting treatment in effect at that time prohibited the capitalization of mortgage rights on internally originated loans that were subsequently sold.  Accordingly, there are no capitalized mortgage servicing assets at December 31, 2012 and December 31, 2011.

Advertising Costs — We expense advertising costs as they are incurred.

Income Taxes — We file a consolidated federal income tax return with our subsidiaries.  Deferred income tax assets and liabilities are recognized for the future income tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Any deferred tax asset is reduced by the amount of any tax benefit that more likely than not will not be realized.

A tax position is recognized in the financial statements only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

We recognize interest and penalties related to income tax matters in income tax expense.

The tax years before 2009 are no longer subject to U.S. Federal tax examinations.

Earnings Per Share - Basic earnings per share (EPS) is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period.  Diluted EPS reflects the potential dilution that could occur if options to issue common stock were exercised. Potentially dilutive common shares include incremental shares issuable upon exercise or outstanding stock options using the Treasury Stock Method.

Stock-Based Compensation - We have incentive compensation plans that permit the granting of incentive and non-qualified awards in the form of stock options.  Generally, the terms of these plans stipulate that the exercise price of options may not be less than the fair market value of our common stock on the date the options are granted.  Options predominantly vest over a two year period from the date of grant, and expire not later than ten years from date of grant.

Stock-based compensation is measured based on the grant-date fair value of the awards and the costs are recognized over the period during which an employee is required to provide service in exchange for the award. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model.

Reclassifications - Certain reclassifications have been made to the prior years’ consolidated financial statements to conform to the 2012 presentation.

Recent Accounting Pronouncements

In April 2011, the FASB issued ASU No. 2011-03, “Reconsideration of Effective Control for Repurchase Agreements.” ASU No. 2011-03 affects all entities that enter into agreements to transfer financial assets that both entitle and obligate the transferor to repurchase or redeem the financial assets before their maturity.  The amendments in ASU No. 2011-03 remove from the assessment of effective control the criterion relating to the transferor’s ability to repurchase or redeem financial assets on substantially the agreed terms, even in the event of default by the transferee.  ASU No. 2011-03 also eliminates the requirement to demonstrate that the transferor possesses adequate collateral to fund substantially all the cost of purchasing replacement financial assets.  The guidance is effective for the Company’s reporting period ended March 31, 2012.  The provisions of this guidance , which were adopted effective for the Company’s quarter ended March 31, 2012, did not have a material impact on the Company’s consolidated results of operations, financial condition or disclosure.

In December 2011, the FASB issued an accounting standards update to increase the disclosure requirements surrounding derivative instruments that are offset within the balance sheet pursuant to the provisions of current GAAP. The objective of the update is to provide greater comparability between issuers reporting under U.S. GAAP versus IFRS and provide users the ability to evaluate the effect of netting arrangements on a company’s financial statements. The provisions of the update are effective for annual and interim periods beginning on or after January 1, 2013 and are not expected to add to the Company’s current level of disclosures.

In February 2013 FASB issued ASU 2013-02, “Comprehensive Income (Topic 220) — Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”.  The objective of the new guidance is to improve the transparency of reporting reclassifications out of accumulated other comprehensive income (“OCI”) by requiring entities to present in one place information about significant amounts reclassified and, in some cases, to provide cross references to related footnote disclosures.  The amendments do not change the current requirements for reporting net income or OCI, nor do they require new information to be disclosed.  The amendments should be applied prospectively and are effective for public entities in both interim and annual reporting periods beginning after December 15, 2012.

2.                      LOANS RECEIVABLE

Loans receivable held-for-investment consists of the following:

	December 31,
	2012	2011
FIRST MORTGAGE LOANS:
Secured by single-family residences	$67,113,044	$79,719,713
Secured by 5 or more- residential	2,211,044	3,068,229
Secured by other properties	30,111,544	35,357,446
Construction loans	4,495,641	3,984,630
Land and land development loans	6,085,545	7,450,684
Land acquisition loans	290,249	492,120

	110,307,067	130,072,822

SECOND MORTGAGE LOANS	1,678,060	1,977,851

COMMERCIAL AND OTHER LOANS:
Commercial -secured by real estate	65,498,712	76,607,916
Commercial	1,838,454	2,735,036
Loans secured by savings accounts	166,699	149,992
Consumer installment loans	250,487	354,317

	179,739,479	211,897,934

LESS:
Allowance for loan losses	(3,151,476)	(6,124,116)

Deferred loan fees	(387,189)	(420,230)

TOTAL LOANS RECEIVABLE HELD-FOR-INVESTMENT	$176,200,814	$205,353,588

We originate adjustable and fixed interest rate loans.  The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the 1- or 3-year U.S. Treasury index.  Future market factors may affect the correlation of the interest rate adjustment with the rates we pay on the short-term deposits that have been primarily utilized to fund these loans.  Adjustable interest rate loans at December 31, 2012 and December 31, 2011 were $2.5 million and $6.7 million, respectively.

Allowance for Loan Losses -

Allowance for loan losses and recorded investment in loans for the years ended December 31, 2012 and 2011 is summarized as follows:

For the year ended December 31, 2012	Residential Real Estate	Construction	Land and Land Acquisition	Commercial Real Estate and Commercial	Consumer	Total
	(dollars in thousands)
Allowance for loan losses:
Beginning balance	$2,259	$9	$404	$3,449	$3	$6,124
Charge-offs	(1,292)	(405)	(464)	(916)	—	(3,077)
Recoveries	17	—	14	73	—	104
Provisions	713	485	209	(1,409)	2	—
Ending Balance	1,697	89	163	1,197	5	3,151
Ending Balance: individually evaluated for impairment	573	0	74	566	0	1,213
Ending Balance: collectively evaluated for impairment	1,124	89	89	631	5	1,938

Loans:
Ending Balance	$101,113	$4,496	$6,376	$67,337	$417	$179,739
Ending Balance: individually evaluated for impairment	15,700	—	4,844	13,189	5	33,738
Ending Balance: collectively evaluated for impairment	85,413	4,496	1,532	54,148	412	146,001

For the year ended December 31, 2011	Residential Real Estate	Construction	Land and Land Acquisition	Commercial Real Estate and Commercial	Consumer	Total
	(dollars in thousands)
Allowance for loan losses:
Beginning balance	$2,891	$326	$2,932	$4,067	$4	$10,220
Charge-offs	(1,334)	—	(2,570)	(434)	(4)	(4,342)
Recoveries	21	10	4	10	1	46
Provisions	681	(327)	38	(194)	2	200
Ending Balance	2,259	9	404	3,449	3	6,124
Ending Balance: individually evaluated for impairment	1,057	0	283	1,595	0	2,935
Ending Balance: collectively evaluated for impairment	1,202	9	121	1,854	3	3,189

Loans:
Ending Balance	$120,123	$3,985	$7,943	$79,343	$504	$211,898
Ending Balance: individually evaluated for impairment	13,588	—	3,486	14,256	—	31,330
Ending Balance: collectively evaluated for impairment	106,535	3,985	4,457	65,087	504	180,568

The risks associated with each portfolio class are as follows:

First mortgage loans secured by single family residences,  secured by 5 or more residential, secured by other properties and second mortgage loans — The primary risks related to this type of lending include; unemployment, deterioration in real estate values, our ability to access the creditworthiness of the customer, deterioration in the borrower’s financial condition (whether the result of personal issues or general economic downturn), the inability of the borrower to maintain occupancy for investment properties, and an appraisal on a property is not reflective of the true property value.  Portfolio risk includes condition of the economy, changing demand for these types of loans, large concentration of these types of loans and geographic concentration of these types of loans.

Construction loans — Since this portfolio is substantially owner occupied residential construction loans, the loan specific risks and portfolio risks are the same as described above as first mortgage loans secured by single family residences.  However these loans carry the additional risk associated with the builder and the potential for builder cost overruns and/or the builder being unable to complete the construction.

Land development loans and land acquisition loans — The primary loan-specific risk in land and land development are: unemployment, deterioration of the business and/or collateral values, deterioration of the financial condition of the borrowers and/or guarantors creates a risk of default, and that an appraisal on the collateral is not reflective of the true property value. These loans usually include funding for the acquisition and development of unimproved properties to be used for residential or non-residential construction.  We may provide permanent financing on the same projects for which we have provided the development and construction financing.  Portfolio risk includes condition of the economy, changing demand for these types of loans, large concentration of these types of loans, and geographic concentrations of these types of loans.

Commercial and Commercial secured by real estate — The primary loan-specific risks in these types of loans are: unemployment, general deterioration in the economy, deterioration of the business and/or business cash flows, financial condition of the guarantors, deterioration of collateral values, and that an appraisal on any real estate collateral is not reflective of the true property value.  Portfolio risk includes condition of the economy, changing demand for these types of loans, large concentration of these types of loans, and geographic concentration of these types of loans.

Loans secured by savings accounts and consumer installment loans- The primary risks of these loans are: unemployment, and deterioration of the borrower’s financial condition, whether the result of person issues or a general economic downturn.  The portfolio risks for these types of loans is the same as for first mortgage loans secured by single family residences as described above.

Credit quality indicators as of December 31, 2012 are as follows:

Pass: Loans classified as pass generally meet or exceed normal credit standards.  Factors include repayment source, collateral, borrower cash flows, and performance history.

Special Mention:  Loans classified Special Mention loans have potential weaknesses that deserve management’s attention. These loans are not adversely classified and do not expose an institution to sufficient risk to currently warrant adverse classification.

Substandard:  Loans classified as substandard are loans that have a well-defined weakness. They are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.  These loans are inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged as security for the asset.

Doubtful:  Loans classified as doubtful consists of loans where we expect a loss, but not a total loss.  These loans have all the weaknesses inherent in a substandard asset, in addition, these weaknesses make collection highly questionable or improbable based on the existing circumstances.

Loss:  Loans classified as loss are considered uncollectible.  A loan classified as a loss does not mean that an asset has no recovery value, but that it is not practical to defer writing off or reserving all or a portion of the asset, even though partial recovery may be collected in the future.  Loans that are classified as “Loss” are fully reserved for on our financial statements.

The credit risk profile by internally assigned grade under the Allowance for Loan Losses for the years ended December 31, 2012 and 2011 are as follows:

For the year ended December 31, 2012	Residential Real Estate	Construction	Land and Land Acquisition	Commercial Real Estate and Commercial	Consumer	Total
	(dollars in thousands)
Pass	$90,846	$4,496	$1,916	$53,279	$412	$150,949
Special Mention	1,111	—	25	477	—	1,613
Substandard	9,082	—	4,390	13,581	5	27,058
Doubtful/Loss	74	—	45	—	—	119
Total	$101,113	$4,496	$6,376	$67,337	$417	$179,739

For the year ended December 31, 2011	Residential Real Estate	Construction	Land and Land Acquisition	Commercial Real Estate and Commercial	Consumer	Total
	(dollars in thousands)
Pass	$101,738	$3,985	$3,726	$50,130	$504	$160,083
Special Mention	4,501	—	58	12,251	—	16,810
Substandard	13,724	—	3,889	16,875	—	34,488
Doubtful/Loss	160	—	270	87	—	517
Total	$120,123	$3,985	$7,943	$79,343	$504	$211,898

Information on impaired loans for the years ended December 31, 2012 and 2011 is as follows:

		Unpaid		Average	Interest
For the year ended	Recorded	Principal	Related	Recorded	Income
December 31, 2012	Investment	Balance	Allowance	Investment	Recognized
	(dollars in thousands)
With no related allowance recorded:
Residential Real Estate	$5,166	$5,166	$—	$6,839	$298
Construction	—	—	—	—	—
Land and Land Acquisition	2,157	2,157	—	3,626	63
Commercial Real Estate and Commercial	2,159	2,159	—	2,401	27
Consumer	5	5	—	7	1
With an allowance recorded:
Residential Real Estate	$9,968	$10,534	$573	$10,102	$472
Construction	—	—	—	—	—
Land and Land Acquisition	2,613	2,687	74	2,670	66
Commercial Real Estate and Commercial	10,457	11,030	566	10,501	533
Consumer	—	—	—	—	—
Total
Residential Real Estate	$15,134	$15,700	$573	$16,941	$770
Construction	—	—	—	—	—
Land and Land Acquisition	4,770	4,844	74	6,296	129
Commercial Real Estate and Commercial	12,616	13,189	566	12,902	560
Consumer	5	5	—	7	1

		Unpaid		Average	Interest
For the year ended	Recorded	Principal	Related	Recorded	Income
December 31, 2011	Investment	Balance	Allowance	Investment	Recognized
	(dollars in thousands)
With no related allowance recorded:
Residential Real Estate	$1,569	$2,467	$—	$2,484	$82
Construction	—	—	—	—	—
Land and Land Acquisition	1,273	2,300	—	2,309	58
Commercial Real Estate and Commercial	101	101	—	162	19
Consumer	—	—	—	—	—
With an allowance recorded:
Residential Real Estate	$10,962	$12,019	$1,057	$11,057	$542
Construction	—	—	—	—	—
Land and Land Acquisition	1,930	2,213	283	1,938	77
Commercial Real Estate and Commercial	12,560	14,155	1,595	14,781	501
Consumer	—	—	—	—	—
Total
Residential Real Estate	$12,531	$14,486	$1,057	$13,541	$624
Construction	—	—	—	—	—
Land and Land Acquisition	3,203	4,513	283	4,247	135
Commercial Real Estate and Commercial	12,661	14,256	1,595	14,943	520
Consumer	—	—	—	—	—

At December 31, 2012 and 2011, nonaccrual loans are $19.7 million and $12.8 million, respectively.

An age analysis of past due loans as of December 31, 2012 and 2011 are as follows:

For the year ended	2 payments	3 payments	Non-Accrual	Total
December 31, 2012	Past Due	Past Due	Loans	Past Due	Current	Total
	(dollars in thousands)
Residential Real Estate	1,842	1,329	5,088	8,259	92,855	101,114
Construction	—	—	—	—	4,496	4,496
Land and Land Acquisition	—	25	6,349	6,374	1	6,375
Commercial Real Estate and Commercial	3,043	988	8,290	12,321	55,016	67,337
Consumer	—	—	5	5	412	417
Total	4,885	2,342	19,732	26,959	152,780	179,739

For the year ended	2 payments	3 payments	Non-Accrual	Total
December 31, 2011	Past Due	Past Due	Loans	Past Due	Current	Total
	(dollars in thousands)
Residential Real Estate	3,578	2,043	4,436	10,057	110,066	120,123
Construction	—	—	—	—	3,985	3,985
Land and Land Acquisition	2,197	58	1,823	4,078	3,865	7,943
Commercial Real Estate and Commercial	1,617	—	6,580	8,197	71,146	79,343
Consumer	—	—	—	—	504	504
Total	7,392	2,101	12,839	22,332	189,566	211,898

Loans on which the recognition of interest has been discontinued amounted to approximately $19.7 million and $12.8 million at December 31, 2012 and 2011, respectively.  If interest income had been recognized on those loans at their stated rates during the years ending December 31, 2012 and 2011, interest income would have been increased by approximately $2.0 million and $1.1 million, respectively. The total allowance for loan losses on these impaired loans was approximately $512,000 and $2.9 million at December 31, 2012 and 2011, respectively.

The impaired loans included in the table above were comprised of collateral dependent 1-4 residential real estate, lot loans, commercial real estate loans and consumer loans. The average recorded investment in impaired loans was $36.1 million and $32.7 million at December 31, 2012 and 2011, respectively, which included an average recorded balance in non-performing loans of $13.7 million and $19.3 million at December 31, 2012 and 2011, respectively.

A troubled debt restructure (“TDR”) is when we grant a concession to borrowers that the Bank would not otherwise have considered due to a borrower’s financial difficulties.  All TDRs are considered “impaired”.  The substantial majority of our residential real estate TDRs involved reducing the interest rate for a specified period.  We also have restructured loans involving the restructure of loan terms such as a reduction in the payment requiring interest only payments and/or extending the maturity date of these loans.

We had approximately $22.7 million in TDRs, with approximately $2.5 million added during the twelve month period ending December 31, 2012, the majority of which were on accrual status.

	TDRs on Non-	TDRs on	Total
December 31, 2012 (in thousands)	Accural Status	Accrual Status	TDRs

Residential Real Estate	$775	$9,907	$10,682
Land and Lot Loans	943	762	1,705
Commercial Real Estate	6,977	3,337	10,314

Total TDRs	$8,695	$14,006	$22,701

	TDRs on Non-	TDRs on	Total
December 31, 2011 (in thousands)	Accural Status	Accrual Status	TDRs

Residential Real Estate	$267	$7,349	$7,616
Land and Lot Loans	931	1,689	2,620
Commercial Real Estate	687	9,453	10,140

Total TDRs	$1,885	$18,491	$20,376

We consider an impaired loan to be performing to its modified terms if the loan is not past due 30 day or more as of the report date.

The following presents, by class, information related to loans modified in a TDR during the twelve months ending December 31, 2012 and 2011.

	Loans Modified as a TDR for the Twelve Months Ended
	December 31, 2012		December 31, 2011
Troubled Debt Restructurings:	Number of	Recorded Investment	Number of	Recorded Investment
(dollars in thousands)	Contracts	(as of period end)	Contracts	(as of period end)

Residential Real Estate	14	$2,202	12	$5,140
Land and Lot Loans	1	$64	4	$906
Commerical Real Estate	1	99	9	1,867

Total TDRs	16	$2,365	25	$7,913

The following reflects a summary of TDR loan modifications outstanding and respective performance under the modified terms as of December 31, 2012.

	TDRs	TDRs Not
	Performing to	Performing to	Total
December 31, 2012 (in thousands)	Modified Terms	Modified Terms	TDRs

Residential Real Estate
Rate reduction	$9,021	$924	$9,945
Extension or other modification	581	156	737
Total residential TDRs	$9,602	$1,080	$10,682

Land and Lot Loans:
Rate reduction	$762	$912	$1,674
Extension or other modification	—	31	31
Total Land and Lot Loans	$762	$943	$1,705

Commercial:
Rate reduction	$875	$7,536	$8,411
Extension or other modification	—	1,903	1,903
Total commercial TDRs	$875	$9,439	$10,314
Total TDRs	$11,239	$11,462	$22,701

	TDRs	TDRs Not
	Performing to	Performing to	Total
December 31, 2011 (in thousands)	Modified Terms	Modified Terms	TDRs

Residential Real Estate
Rate reduction	$6,509	$527	$7,036
Extension or other modification	579	—	579
Total residential TDRs	$7,088	$527	$7,615

Land and Lot Loans:
Rate reduction	$1,079	$989	$2,068
Extension or other modification	553	—	553
Total Land and Lot Loans	$1,632	$989	$2,621

Commercial:
Rate reduction	$8,050	$2,090	$10,140
Extension or other modification	—		—
Total commercial TDRs	$8,050	$2,090	$10,140
Total TDRs	$16,770	$3,606	$20,376

The following presents loans modified in a TDR that defaulted during the twelve month periods ending December 30, 2012 and 2011, and within twelve months of their modification date.  A TDR is considered to be in default once it becomes 30 days or more past due following a modification.

	Twelve Months ended
TDRs that Defaulted During the Period,	December 31, 2012		December 31, 2011
Within Twelve Months of Modification Date (dollars in thousands)	Number of Contracts	Recorded Investment (as of period end)	Number of Contracts	Recorded Investment (as of period end)

Residential Real Estate	8	$1,082	11	$2,128
Lot Loans	3	322	13	1,660
Commercial Real Estate	2	869	5	7,682

Total TDRs	13	$2,273	29	$11,470

Non-residential real estate loans had an outstanding balance of $30.1 million and $35.4 million at December 31, 2012 and 2011, respectively.  These loans are considered by management to have somewhat greater risk of collectability due to the dependence on income production.  Additionally, all of our non-residential real estate loans were collateralized by real estate (primarily warehouse and office space) in the Washington, D.C. metropolitan area.

We originate and participate in land and land development loans, real estate construction loans and commercial real estate loans, the proceeds of which are used by the borrower for acquisition, development, and construction purposes.  Often the loan arrangements require us to provide, from the loan proceeds, amounts sufficient for payment of loan fees and anticipated costs during acquisition, development, or construction, including interest.  This type of lending is considered by management to have higher risks.  At December 31, 2012 and 2011, the undisbursed portion of such loans totaled $10.2 million and $11.0 million, respectively.

We have made loans to certain of the Bank’s executive officers and directors. These loans were made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers. The risk of loss on these loans is considered to be no greater than for loans made to unrelated customers.

The following schedule summarizes changes in amounts of loans outstanding to executive officers and directors:

	Years ended
	December 31,
	2012	2011

Balance at beginning of year	$5,054,698	$4,928,053
Additions	145,798	1,622,208
Repayments	(1,299,341)	(1,495,563)

Balance at end of year	$3,901,155	$5,054,698

3.                    MORTGAGE-BACKED SECURITIES

Mortgage-backed securities consisted of the following:

	December 31, 2012
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

AVAILABLE FOR SALE:
FHLMC pass-through certificates	3,220,880	141,916	—	3,362,796
FNMA pass-through certificates	8,667,364	467,908	—	9,135,272
Other pass-through certificates	11,536,733	774,564	—	12,311,297
	$23,424,977	$1,384,388	$—	$24,809,365

Weighted average interest rate	3.58%

	December 31, 2011
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

AVAILABLE FOR SALE:
GNMA certificates	$7,126,518	$226,129	$—	$7,352,647
Private label collaterized mortgage obligations	17,026,220	17,241	684,135	16,359,326
FHLMC pass-through certificates	4,904,114	181,994	—	5,086,108
FNMA pass-through certificates	20,036,967	443,052	—	20,480,019
Freddie Mac pass-through certificates	23,024,218	348,993		23,373,211
Other pass-through certificates	7,634,231	522,715	—	8,156,946
	$79,752,268	$1,740,124	$684,135	$80,808,257

Weighted average interest rate	4.08%

The portfolio classified as “Available for Sale” is consistent with management’s assessment and intention as to the portfolio.  While we have the intent to hold and do not expect to be required to sell the securities until maturity, from time to time or with changing conditions, it may be advantageous to sell certain securities either to take advantage of favorable interest rate changes or to increase liquidity.  Securities classified as “Held to Maturity” are not subject to fair value adjustment due to temporary changes in value due to interest rate; while securities classified as “Available for Sale” are subject to adjustment in carrying value through the accumulated comprehensive income line item in stockholders’ equity section of the statement of financial condition.

Gross unrealized losses and fair value by length of time that the individual available-for-sale MBS have been in a continuous unrealized loss position is as follows:

	December 31, 2012		December 31, 2011
		Continuous		Continuous
	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses

Less than 12 months	$—	$—	$—	$—
More than 12 months	—	—	16,055,478	684,135
Total	$—	$—	$16,055,478	$684,135

At December 31, 2012, we had no securities in an unrealized loss position.  At December 31, 2011, there were four securities that were in an unrealized loss related to our private labeled mortgage backed securities portfolio.  These securities were sold during the year ending December 31, 2012.

At December 31, 2012 and December 31, 2011, we had no other-than-temporary impairment losses recognized in net earnings, related to available-for-sale investments.

In evaluating whether a security was other than temporarily impaired, we considered the severity and length of time impaired for each security in a loss position. Other qualitative data was also considered including recent developments specific to the organization issuing the security, market liquidity, extension risk, credit rating downgrades as well as analysis of performance of the underlying collateral.

Prior to the sale of our non-agency MBSs, the valuation process and OTTI determination, assumptions related to prepayment, default and severity on the collateral supporting the non-agency MBSs were input into an industry standard valuation model.  The valuation is “Level Three” pursuant to FASB ASC — Topic 820- Fair Value Measurements and Disclosures.  As of December 31, 2012, we currently have no non-agency private-labeled MBS. At December 31, 2012, we had no securities classified as held-to-maturity.

We recognized a gain of $189,264 on the sale of mortgage-backed securities during year ending December 31, 2012 compared to a gain of $401,052 for the previous fiscal year.  Proceeds from sale of mortgage-backed securities were as follows as of December 31, 2012 and 2011:

	December 31, 2012
			Gross Realized
	Carrying		Gain
	Value	Proceeds	on sales

MBS - available-for-sale	$53,618,467	$53,807,731	$189,264
	$53,618,467	$53,807,731	$189,264

	December 31, 2011
			Gross Realized
	Carrying		Gain
	Value	Proceeds	on sales

MBS - available-for-sale	$10,972,982	$11,374,034	$401,052
	$10,972,982	$11,374,034	$401,052

4.              INVESTMENT SECURITIES

Investment securities consist of the following:

	December 31, 2012
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

AVAILABLE FOR SALE:
FHLB Agencies	$12,401,830	$68,247	$22,474	$12,447,603
Farmer Mac	6,997,553	2,550	3,793	6,996,310
FNMA Agencies	33,613,844	45,714	47,618	33,611,940
FHLMC Agencies	6,065,936	6,584	10,500	6,062,020
	$59,079,163	$123,095	$84,385	$59,117,873

	December 31, 2011
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

AVAILABLE FOR SALE:
FHLB Agencies	$32,139,478	$505,954	$—	$32,645,432
Farmer Mac	5,000,000	14,350	—	5,014,350
Corporate Bonds	5,000,000	—	53,160	4,946,840
Municipal Bonds	2,291,578	38,985	—	2,330,563
	$44,431,056	$559,289	$53,160	$44,937,185

Proceeds from the sales and calls of investment securities available-for-sale were as follows for the respective twelve month periods ending December 31, 2012 and 2011:

	December 31, 2012
			Gross Realized
	Carrying		Gain
	Value	Proceeds	on sales
Farmer Mac Agency called - AFS	$5,000,000	$5,000,000	$—
FHLB Agencies- called - AFS	38,542,640	38,550,000	7,360
FHLB Agencies -sales -AFS	2,597,652	2,801,737	204,085
Corporate Bonds - sales - AFS	5,000,000	5,202,500	202,500
Municipal Bonds - sales - AFS	2,287,493	2,319,275	31,782
	$48,427,785	$48,873,512	$445,727

	December 31, 2011
			Gross Realized
	Carrying		Gain
	Value	Proceeds	on sales
FHLB Agencies- called - AFS	$31,966,865	$32,000,000	$33,135
FHLB Agencies -sales -AFS	9,995,134	10,123,438	128,304
	$41,961,999	$42,123,438	$161,439

Approximately $43.5 million short term callable agency investments were called during the year ending December 31, 2012.  Also, during the year ending December 31, 2012, we sold approximately $2.6 million in short term callable agencies, $5.0 million in corporate bonds and $2.3 million in municipal bonds.

In evaluating whether a security was other than temporarily impaired, we considered the severity and length of time impaired for each security in a loss position. Other qualitative data was also considered including recent developments specific to the organization issuing the security and the overall environment of the financial markets.

Gross unrealized losses and fair value by length of time that the individual available-for-sale investment securities have been in a continuous unrealized loss position are as follows:

	December 31, 2012		December 31, 2011
		Continuous		Continuous
	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses
Less than 12 months:
FHLB Agencies	$24,043,600	$84,384	$—	$—
Farmer Mac Callable	—	—	—	—
Corporte Bond	—	—	5,000,000	53,160
More than 12 months	—	—	—	—
Total	$24,043,600	$84,384	$5,000,000	$53,160

All of our temporarily impaired securities are defined as impaired due to declines in fair values resulting from increases in interest rates compared to the time they were purchased.  None of these securities have exhibited a decline in value due to changes in credit risk.  Furthermore, we have the ability to hold these securities for a period of time sufficient to allow for any anticipated recovery in fair value and do not expect to realize losses on any of these holdings.  As such, management does not consider the impairments to be other than temporary.

Maturities for the investment securities are as follows:

	2012
	Amortized	Estimated
	Cost	Fair Value
Due in one year or less	$—	$—
Due after one year through five years	5,397,154	5,425,043
Due after five years through ten years	48,682,009	48,675,130
Due after ten years	5,000,000	5,017,700
Total debt securities	$59,079,163	$59,117,873

5.                      LAND HELD FOR DEVELOPMENT

WSB’s wholly owned subsidiary, WSB, Inc., previously was established to purchase land in Maryland to develop into single family building lots that were offered for sale to third parties.  The subsidiary also built homes on lots on a contract basis.  However, due to the current economy, the subsidiary has not purchased or participated in developing homes for the past fiscal years ending December 31, 2012 and 2011.

6.                    REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

Real estate acquired in settlement of loans consists of the following:

	December 31,
	2012	2011

Single family properties	$645,207	$603,381
Land	1,677,156	2,285,183
Construction	912,543	743,600
Commercial	2,263,635	1,454,753
Less: valuation allowance	(316,138)	(266,283)

	$5,182,403	$4,820,634

7.                      PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

	Years Ended
	December 31,
	2012	2011

Buildings	$7,344,854	$7,034,554
Land	1,038,294	1,038,294
Furniture and fixtures	3,466,625	3,427,304
Leasehold improvements	418,418	410,559
Automobiles	173,291	173,291
	12,441,482	12,084,002
Less accumulated depreciation and amortization	(7,688,693)	(7,276,759)
	$4,752,789	$4,807,243

Depreciation expense totaled $444,237 and $446,770 for the years ending December 31, 2012, and 2011, respectively.  Loss on disposal of assets totaled $9,198 and $2,005 for the years ending December 31, 2012 and 2011, respectively.

The Company has entered into long-term operating leases for certain premises.  Some of these leases require payment of real estate taxes and other related expenses, and some contain escalation clauses that provide for increased rental payments under certain circumstances.  Certain leases also contain renewal options.  Rental expense under leases for the years ended December 31, 2012 and December 31, 2011 was $296,374 and $287,862, respectively.

At December 31, 2012, the minimum rental commitment for the non-cancelable leases is as follows:

Year ending December 31,	Total

2013	$304,197
2014	297,396
2015	210,396
2016	187,415
2017	117,000
and thereafter	22,500
$1,138,904

8.                 DEPOSITS

Deposits consist of the following:

	Years Ended
	December 31, 2012		December 31, 2011
	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
Non-interest-bearing:
Checking accounts	$6,668,011	—%	$5,256,111	—%

Interest-bearing:
NOW accounts	24,646,375	0.12	24,289,201	0.43
Savings deposits	109,495,196	0.26	112,009,484	1.08
Time Deposits	90,622,432	1.46	103,495,792	1.95
	224,764,003		239,794,477

	$231,432,014	0.70%	$245,050,588	1.34%

Time deposits at December 31, 2012 mature as follows:

		Average
	Amount	Interest Rate

Under 6 months	$14,505,024	1.18%
6 to 12 months	19,859,046	0.82
12 to 24 months	17,065,916	2.34
24 to 36 months	17,464,530	1.84
36 to 48 months	12,999,121	1.18
48 to 60 months	8,728,795	1.29

	$90,622,432	1.46%

Our deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Dodd-Frank Wall Street Reform and Consumer Protection Act signed on July 21, 2010, made permanent the standard maximum deposit insurance amount of $250,000.

As of December 31, 2012, we have approximately 146 time deposits with a balance in excess of $100,000 for a total of $20,116,000, compared to approximately 176 for a total of $24,241,000 at December 31, 2011.  These funds were primarily used to fund our loan originations.  We currently have 5 accounts totaling approximately $18.0 million that are funds received through brokers. These brokered accounts consist of individual accounts that are not in excess of $100,000 but issued under master certificates in the broker’s name for a combined total exceeding $100,000.  These types of accounts meet the FDIC requirements and are federally insured.

The following is a summary of interest expense on deposits:

	Years ending December 31,
	2012	2011
NOW Accounts	$818,413	$1,087,483
Savings Deposits	122,817	143,012
Time Deposits	1,693,750	2,671,803
	$2,634,980	$3,902,298

9.                            BORROWINGS

Borrowings are as follows:

	Year Ended December 31, 2012
	Balance	Rate	Average balance	Weighted
	at year end	at year end	for the year	average rate

FHLB-advances-fixed	$68,000,000	2.81%	$69,900,000	2.78%
	$68,000,000		$69,900,000

	Year Ended December 31, 2011
	Balance	Rate	Average balance	Weighted
	at year end	at year end	for the year	average rate

FHLB-advances-fixed	$76,000,000	2.64%	$76,000,000	2.64%
Daily Rate Credit	8,000,000	0.36%	1,655,000	0.37%
	$84,000,000		$77,655,000

The fixed rate advances mature as follows:

Year ending December 31,	Total

2013	$22,000,000
2014	20,000,000
2015	—
2016	—
2017	26,000,000
and thereafter	—
Total	$68,000,000

At December 31, 2011, total borrowings consisted of $84.0 million in FHLB advances. During the fiscal year ending December 31, 2012, our borrowings were reduced as a result of an $8.0 million maturity and the repayment of $8.0 million in the daily rate credit, bringing the balance of our FHLB advances to $68.0 million at December 31, 2012.   Borrowings for fiscal 2012 were as follows:

FHLB Borrowings

Beginning Balance at December 31, 2011	$84,000
Matured	(8,000)
Repayment of daily rate credit	(8,000)
New advances	—

Ending Balance at December 31, 2012	$68,000

We are required to maintain collateral against FHLB advances.  This collateral consisted of a blanket lien on our 1-to-4 family residential loan portfolio, commercial real estate loan portfolio and multi-family first trust mortgage portfolio, which had a net collateral value of $62,746,609 and $61,699,987 at December 31, 2012 and 2011, respectively.

During the years ended December 31, 2012 and 2011, the maximum month end balance of total borrowings was $76.0 million and $86.0 million, respectively.  We currently have an unused secured line of credit of $7.0 million with M & T Bank as well as a $5.0 million unused line of credit with Atlantic Central Bankers Bank which includes $3.0 million unsecured and $2.0 million secured lines of credit.

10.                     BENEFIT PLANS

Profit Sharing/401(k) Retirement Plan — The Bank has a 401(k) Retirement Plan (“401(k)”).  The 401(k) offers a corporate match program of 100% of the first 3% of employee directed contributions and a 50% match up to an additional 2% of employee directed contributions. For the calendar year ending December 31, 2012 and 2011, we recognized expenses of $188,861 and $139,825, respectively.

Stock Option Plans - We have incentive compensation plans that permit the granting of incentive and non-qualified awards in the form of stock options.  Generally, the terms of these plans stipulate that the exercise price of options may not be less than the fair market value of WSB’s common stock on the date the options are granted.  Options predominantly vest over a two year period from the date of grant, and expire not later than ten years from the date of grant.

All outstanding options are vested and there is currently no unrealized compensation cost related to non-vested share based compensation arrangements.

Equity Incentive Plans — On April 27, 2011, the stockholders of WSB Holdings, Inc. approved the adoption of the WSB Holdings, Inc. 2011 Equity Incentive Plan, which reserve shares of common stock for issuance to certain key employees and non-employee directors.  The maximum number of shares of our common stock that be issued with respect to awards granted under the plan is 500,000 plus (i) any shares of common stock that are available under the Washington Savings Bank 2001 Stock Option and Incentive Plan (the “2001 Plan”) as of its termination date (which was April 27, 2011) and (ii) shares of common stock subject to options granted under the 2001 Plan that expire or terminate without having been fully exercised.  In no event, however, may the number of shares issuable pursuant to incentive stock options exceed 500,000.  The period during which an option granted under the Plan will be exercisable, as determined by the Administrator, will be set forth in the agreement evidencing the option award.  However, an incentive stock option may not be exercisable for more than ten years from its date of grant.

Information with respect to stock options is as follows:

	December 31,
	2012		2011
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of year	33,875	$5.71	341,375	$3.56
Exercised	(21,375)	5.20	(70,500)	3.16
Granted	—	—	—	—
Forfeited/expired	(7,500)	5.20	(237,000)	3.37

Outstanding at end of year	5,000	$8.65	33,875	$5.71
Exercisable at end of year	5,000	$8.65	33,875	$5.71

A summary of options outstanding and exercisable at December 31, 2012 is as follows:

Options Outstanding and Exercisable
		Weighted Average	Options
Exercise		Remaining	Currently
Price	Shares	Life (years.months)	Exercisable

$8.6500	5,000	4.04	5,000

There were no options granted during 2012 or 2011.  The total intrinsic value of options exercised during the years ended December 31, 2012 and 2011 was $12,184 and $6,213 respectively.  The aggregate intrinsic value of all options outstanding and exercisable was $0 at December 31, 2012. There was no pre-tax stock-based compensation recognized in the Statements of Operations for the years ended December 31, 2012 and December 31, 2011. All outstanding options are vested and there is currently no unrealized compensation cost related to non-vested share based compensation arrangements.

11.               CONTINGENCIES

On September 10, 2012, WSB and Old Line Bancshares, Inc., the parent company of Old Line Bank, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Old Line Bancshares will acquire WSB for consideration of approximately $48.7 million in stock and cash, or $6.12 per share, subject to possible adjustment.  The Merger Agreement, which has been approved by the Boards of Directors of both companies, provides that WSB will be merged with and into Old Line Bancshares.  The Bank will be merged with and into Old Line Bank immediately following consummation of the merger.

Consummation of the merger is subject to certain conditions, including, among others, the approval of the Merger Agreement by the stockholders of Old Line Bancshares and WSB and the receipt of required regulatory approvals; we received the required Federal Reserve Board approval and OCC non-objection as of February 6, 2013, and we received the required Maryland Commissioner approval as of March 4, 2013.  Therefore, all required regulatory approvals with respect to the Merger have now been received. WSB and Old Line Bancshares have each scheduled a special meeting of their stockholders on April 15, 2013, for stockholders to vote to approve the merger agreement.  In addition, a lawsuit has been filed against WSB and its directors and against Old Line Bancshares that seeks to enjoin the merger.

On September 27, 2012, a complaint was filed by Rosalie Jones, both individually and on behalf of a putative class of WSB’s stockholders, in the Circuit Court for Prince George’s County, Maryland, against WSB and its Directors and Old Line Bancshares.  The complaint seeks to enjoin the Merger and alleges, among other things, that the members of WSB’s Board of Directors breached their fiduciary duties by agreeing to sell WSB for inadequate and unfair consideration and pursuant to an unfair process.

On February 5, 2013, the defendants entered into a memorandum of understanding with the plaintiff regarding settlement of all claims asserted on behalf of the alleged class of WSB stockholders.  In connection with the settlement contemplated by that memorandum of understanding, the litigation and all claims asserted in such litigation will be dismissed, subject to court approval.  The proposed settlement terms require Old Line Bancshares and WSB to make certain additional disclosures related to the merger, which disclosures are included in this joint proxy statement/prospectus.  The parties also agreed that plaintiffs may seek attorneys’ fees and costs in an as-yet undetermined amount, with the defendants to pay such fees and costs if and to the extent they are approved by the court.  The memorandum of understanding further contemplates that the parties will enter into a stipulation of settlement, which will be subject to customary conditions, including confirmatory discovery and court approval following notice to WSB’s stockholders.  If the parties enter into a stipulation of settlement, a hearing will be scheduled at which the court will consider the fairness, reasonableness and adequacy of the settlement.  There can be no assurance that the parties will ultimately enter into a stipulation of settlement, that the court will approve any proposed settlement, or that any eventual settlement will be under the same terms as those contemplated by the memorandum of understanding.

The Merger Agreement includes customary representations, warranties and covenants of the parties. The Merger Agreement contains termination rights of WSB and Old Line Bancshares and further provides that we will be required to pay Old Line Bancshares a termination fee of $1.75 million if the Merger Agreement is terminated under specified circumstances set forth therein.

We expect the merger to close on or about May 3, 2013.  For additional information regarding our pending merger with Old Line Bancshares, please see as our definitive proxy statement filed with the Securities and Exchange Commission on March 5, 2013.

You should keep in mind that discussions in this report that refer to WSB’s business, operations and risks in the future refer to WSB as a stand-alone entity up to the closing of the pending merger or if the merger does not close, and that these considerations will be different with respect to the combined company after the closing of the merger.

12.               STOCKHOLDERS’ EQUITY AND REGULATORY MATTERS

We are insured by the FDIC through its Deposit Insurance Fund (DIF) and regulated by the Office of the Comptroller of the Currency (“OCC”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).  As a condition of maintaining the insurance of accounts, we are required to maintain certain minimum regulatory capital in accordance with a formula provided in FDIC regulations.  We may not pay dividends on our stock unless all such capital requirements are met.  Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined), and of total capital (as defined) to risk-weighted assets (as defined).  Management believes, as of December 31, 2012, that the Bank meets all capital adequacy requirements to which it is subject.

Our management believes that, under current regulations, and eliminating the assets of WSB, the Bank remains well capitalized and will continue to meet its minimum capital requirements in the foreseeable future.  However, events beyond the our control, such as a shift in interest rates or a further, unexpected downturn in the economy in areas where we extend credit, could adversely affect future earnings and, consequently, our ability to meet our future minimum capital requirements.

As of December 31, 2012, the Bank remains well capitalized under the regulatory framework for prompt corrective action.  To be categorized as “well-capitalized,” the Bank must maintain minimum core, tier 1 risk-based and total risk-based ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios as of December 31, 2012 and 2011 are presented in the following tables:

	Actual		Required for Capital Adequacy Purposes		To Be Considered Well Capitalized Under Prompt Corrective Action
	Amount	Ratio	Amount	Ratio	Amount	Ratio

At December 31, 2012:
Tangible
(to Tangible Assets)	$45,503,884	13.04%	$5,233,240	1.50%	N/A	N/A
Core (leverage)
(to Adjusted Tangible Assets)	45,503,884	13.04%	13,955,308	4.00%	$17,444,135	5.00%
Tier 1 capital
(to Risk Weighted Assets)	45,503,884	22.64%	N/A	N/A	12,059,739	6.00%
Total capital
(to Risk Weighted Assets)	47,461,707	23.61%	16,079,652	8.00%	20,099,565	10.00%
At December 31, 2011:
Tangible
(to Tangible Assets)	$43,584,440	11.61%	$5,633,409	1.50%	N/A	N/A
Core (leverage)
(to Adjusted Tangible Assets)	43,584,440	11.61%	15,022,424	4.00%	$18,778,030	5.00%
Tier 1 capital
(to Risk Weighted Assets)	43,584,440	19.64%	N/A	N/A	13,317,186	6.00%
Total capital
(to Risk Weighted Assets)	46,360,354	20.89%	17,756,248	8.00%	22,195,310	10.00%

The following table summarizes the reconciliation of stockholders’ equity of the Bank to regulatory capital.

	December 31, 2012
	Tangible	Core	Total
	Capital	Capital	Capital

Total stockholders’ equity- Bank only	$52,735,685	$52,735,685	$52,735,685

Nonallowable assets:
Unrealized depreciation on available for sale securities, net of taxes	(861,828)	(861,828)	(861,828)
Disallowed deferred tax asset	(6,369,973)	(6,369,973)	(6,369,973)
Additional item:
Low level recourse			(562,512)
Allowance for loan losses	—	—	2,520,335

Total regulatory capital	$45,503,884	$45,503,884	$47,461,707

	December 31, 2011
	Tangible	Core	Total
	Capital	Capital	Capital

Total stockholders’ equity- Bank only	$51,425,694	$51,425,694	$51,425,694

Nonallowable assets:
Unrealized depreciation on available for sale securities, net of taxes	(935,577)	(935,577)	(935,577)
Disallowed deferred tax asset	(6,905,677)	(6,905,677)	(6,905,677)
Additional item:
Low level recourse			(3,621)
Allowance for loan losses	—	—	2,779,535

Total regulatory capital	$43,584,440	$43,584,440	$46,360,354

At December 31, 2012 and December 31, 2011, tangible assets used in computing regulatory capital were $348,882,700 and $375,560,600, respectively, and total risk-weighted assets used in the computation were $200,995,655 and $221,953,097, respectively.

13.               EARNINGS PER SHARE

Options to purchase 5,000 shares of common stock were not included in the computation of diluted EPA for the period ended December 31, 2012 because their effect would have been anti-dilutive.

Options to purchase 33,875 shares of common stock were not included in the computation of diluted EPS for the period ended December 31, 2011 because their effect would have been anti-dilutive.

Average common and common equivalent shares used in the determination of earnings per share were:

	Year Ended December 31,
	2012			2011
	Net Income	Shares	Per Share	Net Loss	Shares	Per Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
Basic EPS

Net earnings (loss) available to Common Stockholders	$1,025,592	7,998,081	$0.13	$1,248,809	7,987,720	$0.16

Effect of Dilutive
Options
Incremental Shares		358			428

Diluted EPS
Net earnings (loss) available to Common Stockholders	$1,025,592	7,998,439	$0.13	$1,248,809	7,988,148	$0.16

14.               INCOME TAXES

The provision for income taxes consists of the following:

	Year ending
	December 31,
	2012	2011
Current taxes:
Federal	$(441,003)	$(1,321,046)
State	—	—
	(441,003)	(1,321,046)
Deferred taxes (credit):
Federal	869,832	1,607,548
State	—	425,077
	869,832	2,032,625
	$428,829	$711,579

The provision for income taxes differs from that computed at the statutory corporate tax rate as follows:

	Year ended		Year ended
	December 31, 2012		December 31, 2011
		Percent of		Percent of
		Pretax		Pretax
	Amount	Income	Amount	Income

Tax at statutory rate	$494,503	34.0%	$666,593	34.0%

Increases (decreases):
State income tax net of federal income tax benefit	—	—	—	—
Bank owned life insurance	(154,970)	(10.7)	(155,439)	(7.9)
Tax exempt interest	(30,326)	(2.1)	(32,768)	(1.7)
Other	119,622	8.2	233,373	11.9

	$428,829	29.5%	$711,759	36.3%

Deferred income tax assets and liabilities reflect the net tax effects of temporary differences between the financial reporting and the tax bases of assets and liabilities.

The components of net deferred tax assets as of December 31, 2012 and December 31, 2011 are as follows:

	December 31,
	2012	2011

Deferred tax assets:
Deferred loan fees	$742,234	$840,262
Allowance for loan losses	1,333,654	2,415,351
Non accrual interest adjustment	806,437	424,424
Allowance for losses on real estate acquired in settlement of loans	86,964	90,605
Deferred compensation	8,913	8,952
Depreciation	645,873	610,987
Net Operating Loss carryforward	3,635,921	4,719,667
Other	48,039	142,075

	7,308,035	9,252,323

Deferred tax liabilities:
Unrealized gain on available for sale securities	561,270	616,099
Deferred rental income	78,564	61,634
	639,834	677,733

Net deferred tax assets	$6,668,201	$8,574,590

15.               FAIR VALUE MEASUREMENTS

The Company applies guidance issued by FASB regarding fair value measurements which provides a framework for measuring and disclosing fair value under generally accepted accounting principles.  This guidance requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available-for-sale investment securities) or on a nonrecurring basis (for example, impaired loans).

The guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Company utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Under the guidance, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine the fair value. These hierarchy levels are:

Level 1 inputs — Unadjusted quoted process in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date.

Level 2 inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Investment Securities Available-for-Sale

Investment securities available-for-sale is recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange such as the New York Stock Exchange, Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Loans

We do not record loans at fair value on a recurring basis, however, from time to time, a loan is considered impaired and an allowance for loan loss is established. Loans for which it is probable that payment of interest and principle will not be made in accordance with the contractual terms of the loan are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with the FASB’s Accounting Standards Codification Receivables Topic.  The fair value of impaired loans is estimated using one of several methods, including the collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring a specific allowance represent loans for which the fair value of expected repayments or collateral exceed the recorded investment in such loans. At December 31, 2012, a majority of all of the totally impaired loans were evaluated based upon the fair value of the collateral. In accordance with guidance regarding fair value measurements, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, we record the loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, we record the loan as nonrecurring Level 3.

Loans Held for Sale- Loans held for sale are value based quotations from the secondary market for similar instruments and are classified as level 2 of the fair value hierarchy.

Real Estate Acquired in Settlement of Loans- We record foreclosed real estate assets at the lower cost or estimated fair value on their acquisition dates and at the lower of such initial amount or estimated fair value less estimated selling costs thereafter. Estimated fair value is generally based upon independent appraisal of the collateral. We consider these collateral values to be estimated using Level 2 inputs.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011.

	At December 31, 2012 (In thousands)
		Quoted Prices in	Other	Significant		Total Changes
		Active Markets for	Observable	Unobservable	Trading	in Fair Values
	Carrying Value	Identical Assets	Inputs	Inputs	Gains and	Included in
	December 31, 2012	(Level 1)	(Level 2)	(Level 3)	(Losses)	Period Earnings
Loans Held-for-sale	$17,844	$—	$17,844	$—	$—	$—
Available-for-Sale Agencies callable	59,118	—	59,118	—	—	—
Available-for-Sale Mortgage-Backed Securities	24,809	—	24,809	—	—	—
	$101,771	$—	$101,771	$0	$—	$—

	At December 31, 2011 (In thousands)
		Quoted Prices in	Other	Significant		Total Changes
		Active Markets for	Observable	Unobservable	Trading	in Fair Values
	Carrying Value	Identical Assets	Inputs	Inputs	Gains and	Included in
	December 31, 2011	(Level 1)	(Level 2)	(Level 3)	(Losses)	Period Earnings
Loans Held-for-sale	$10,245	$—	$10,245	$—	$—	$—
Available-for-Sale Agencies callable	37,660	—	37,660	—	—	—
Available-for-Sale, Municipal Bonds	2,330	—	2,330	—	—	—
Available-for-Sale, Corporate Bonds	4,947	—	4,947	—	—	—
Available-for-Sale Mortgage-Backed Securities	80,808	—	64,449	16,359	—	—
	$135,990	$—	$119,631	$16,359	$—	$—

Loans held-for-sale, which are carried at the lower of cost or market, did not have any impairment charge at December 31, 2012.

Assets included in Level 3 at December 31, 2011 included our private-labeled mortgage-backed securities (“MBS”) due to lack of observable market data due to decreases in market activity for these securities.  Our policy is to recognize transfers in and out as of the actual date of the event or change in circumstances that caused the transfer.  No assets were transferred to Level 3 during the period ending December 31, 2012.  The private-labeled MBS were sold during the current fiscal year ending December 31, 2012.  The level 3 balance at December 31, 2011 was due to principal repayments and the change in unrealized gains/losses for the twelve month period ending December 31, 2011.  The following assumptions were used for the Level 3 valuations on the five remaining private-labeled MBS for the period ending December 31, 2011:

•                  Estimated future defaults are derived by an analysis of the performance of the underlying collateral as well as obtaining models from a third party.  The model addresses each component of the net present value calculation, which includes loss severity rate, current default rate and current voluntary prepayment rate.

•                  Each individual security is reviewed and an analysis is prepared for specific credit characteristics of the underlying collateral including recent developments specific to each organization issuing the security, market liquidity, extension risks and credit rating downgrades and an estimate of future defaults is derived.

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the periods ended December 31, 2012 and December 31, 2011.

	Fair Value Measurements
	Using Significant Unobservable Inputs
	(Level 3)
	Private Labeled Mortgage-Backed
	Securities-Available for Sale
	Twelve months ended December 31,
	2012	2011

Beginning Balance	$16,359	$23,365
Accretion/Amortization of Discount/Premiums	4	9
Sales	(11,993)	—
Payments received	(5,037)	(7,926)
Difference in Unrealized gain (loss)	667	911
Other than temporary impairment	—	—

Ending Balance	$—	$16,359

In accordance with the merger agreement, the Company has been repositioning a portion of the investment portfolio by selling existing securities and purchasing new securities with Old Line Bancshares’ consent.  As a result, the remaining five non-agency private labeled MBS were sold in 2012, resulting in a net loss of approximately $648,000 pretax and approximately $392,000 net of tax.

Assets and Liabilities measured at Fair Value on a Nonrecurring Basis

The Company may be required from time to time, to measure certain assets at fair value on a non-recurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the tables below:

	At December 31, 2012 (In thousands)
		Quoted Prices in	Other	Significant
		Active Markets for	Observable	Unobservable
	Carrying Value	Identical Assets	Inputs	Inputs
	December 31, 2012	(Level 1)	(Level 2)	(Level 3)
Impaired Loans:
Residential Real estate	$15,134	$—	$15,134	$—
Construction	—	—	—	—
Land and land Acquisition	4,770	—	4,770	—
Commercial Real Estate and Commercial	12,616	—	12,616	—
Consumer	5	—	5	—
Total Impaired Loans	32,525	—	32,525	—

Real estate acquired in settlement of loans:
Residential Real estate	$621	$—	$621	$—
Construction	913	—	913	—
Land and land Acquisition	1,447	—	1,447	—
Commercial Real Estate and Commercial	2,201	—	2,201	—
Consumer	—	—	—	—
Total Real estate acquired in settlement of loans:	5,182	—	5,182	—

Total	$37,707	$—	$37,707	$—

	At December 31, 2011 (In thousands)
		Quoted Prices in	Other	Significant
		Active Markets for	Observable	Unobservable
	Carrying Value	Identical Assets	Inputs	Inputs
	December 31, 2011	(Level 1)	(Level 2)	(Level 3)
Impaired Loans:
Residential Real estate	$12,531	$—	$12,531	$—
Construction	—	—	—	—
Land and land Acquisition	3,203	—	3,203	—
Commercial Real Estate and Commercial	12,661	—	12,661	—
Consumer	—	—	—	—
Total Impaired Loans	28,395	—	28,395	—

Real estate acquired in settlement of loans:
Residential Real estate	$739	$—	$739	$—
Construction	744	—	744	—
Land and land Acquisition	2,176	—	2,176	—
Commercial Real Estate and Commercial	1,162	—	1,162	—
Consumer	—	—	—	—
Total Real estate acquired in settlement of loans:	4,821	—	4,821	—

Total	$33,216	$—	$33,216	$—

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal balance of $33.7 million, with a related valuation allowance of $1.2 million as of December 31, 2012.

Real estate acquired in settlement of loans is carried at the lower of our recorded investment or fair value at the date of acquisition.  Write-downs to fair value at the date of acquisition are charged to the allowance for loan losses.  Subsequent write downs are included in non-interest expense. Costs relating to the development and improvement of a property are capitalized, whereas those relating to holding the property are charged to expense when incurred.  The real estate is carried at the lower of acquisition or fair value net of estimated costs to sell subsequent to acquisition.  Operating expenses of real estate owned are reflected in other non-interest expenses.  The value of OREO properties held due to foreclosures at December 31, 2012 was $5.2 million, which included a valuation allowance of $316,138.

The following disclosures of the estimated fair value of financial instruments are made in accordance with the requirements of ASC 825, “Disclosures about Fair Value of Financial Instruments”.  We have determined the fair value amounts by using available market information and appropriate valuation methodologies.  However, considerable judgment is required in interpreting market data to develop the estimates of fair value.  Accordingly, the estimates presented herein are not necessarily indicative of the amounts we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

	December 31, 2012				December 31, 2011
		Quoted Prices	Significant	Significant		Quoted Prices	Significant	Significant
		in Active	Other	Other		in Active	Other	Other
	Carrying	Markets for	Observable	Unobservable	Carrying	Markets for	Observable	Unobservable
	Amount	Identical Assets	Inputs	Inputs	Amount	Identical Assets	Inputs	Inputs
	(000’s)	(Level 1)	(Level 2)	(Level 3)	(000’s)	(Level 1)	(Level 2)	(Level 3)

Assets:
Cash and cash equivalents	$41,429	$—	$41,429	$—	$4,402	$—	$4,402	$—
Loans receivable, net	194,045	—	196,180	—	215,599	—	219,198	—
Mortgage-backed securities:
Available for sale	24,809	—	24,809	—	80,808	—	64,449	16,359
Investment securities:
Available for sale	59,118	—	59,118	—	44,937	—	44,937	—
Investment in Federal Home
Loan Bank stock	3,636	—	3,636	—	4,504	—	4,504	—
Bank Owned Life Insurance	12,825	—	12,825	—	12,369	—	12,369	—

Liabilities:
Deposits:
Non-interest-bearing	6,668	—	6,668	—	5,256	—	5,256	—
Interest bearing	224,764	—	226,162	—	239,795	—	240,958	—
Borrowings	68,000	—	69,385	—	84,000	—	84,315	—

Cash and Cash Equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Loans Receivable, Net - Loans not having quoted market prices are priced using the discounted cash flow method.  The discount rate used is the rate currently offered on similar products.  The estimated fair value of loans held-for-sale is based on the terms of the related sale commitments.

Mortgage-Backed Securities - Fair values are based on quoted market prices or dealer quotes.  If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Investment Securities - Fair values are based on quoted market prices or dealer quotes.  If a quoted market price is not available, fair values are estimated using quoted market prices for similar securities.

Investment in Federal Home Loan Bank Stock - The carrying amount of Federal Home Loan Bank (FHLB) Stock is a reasonable estimate of fair value as FHLB stock does not have a readily available market and can only be sold back to the FHLB at its par value of $100 per share.

Bank Owned Life Insurance - The carrying amount of bank owned life insurance (“BOLI”) purchased on a group of officers is a reasonable estimate of fair value.   BOLI is an insurance product that provides an effective way to offset current employee benefit costs.

Deposits - The fair value of non-interest bearing accounts is the amount payable on demand at the reporting date.  The fair value of interest-bearing deposits is determined using the discounted cash flow method.  The discount rate used is the rate currently offered on similar products.

Borrowings — The fair value of borrowings is determined using the discounted cash flow method.  The discount rate used is the rate currently offered on similar products.

Commitments to Grant Loans and Standby Letters of Credit and Financial Guarantees Written - The majority of our commitments to grant loans and standby letters of credit and financial guarantees written carry current market interest rates if converted to loans.  Because commitments to extend credit and letters of credit are generally un-assignable by either us or the borrower, they only have value to us and the borrower and therefore it is impractical to assign any value to these commitments.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2012 and December 31, 2011.  Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively reevaluated for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

16.      FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

We are party to financial instruments with off-balance-sheet risk in the normal course of our business to meet the financing needs of our customers and to reduce our own exposure to fluctuations in interest rates.  These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees.

These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position.  The contract or notional amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments.

Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments.  We use the same credit policies in making commitments and conditional obligations as we do for on-balance-sheet instruments.

Unless noted otherwise, we do not require collateral or other security to support financial instruments with credit risk.

	Contract Amount
	December 31, 2012	December 31, 2011
Financial instruments whose contract amounts represent credit risk:

Commitments to grant mortgage and commercial loans	$5,260,600	$493,500

Unfunded commitments to extend credit under existing construction equity line and commercial lines of credit	$10,203,482	$11,111,154

Standby letters of credit and financial guarantees written	$530,534	$194,488

Commitments to grant mortgage and commercial loans, which include pending applications, are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon or pending applications will be denied, the total commitment amounts do not necessarily represent future cash requirements.  Historically, approximately seventy-five percent of the agreements and pending applications are drawn upon.  We evaluate each customer’s credit-worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management’s credit evaluation of the counterparty. Most equity line commitments for the unfunded portion of equity lines are for a term of 12 months and commercial lines of credit are generally renewable on an annual basis.

Standby letters of credit and financial guarantees written are conditional commitments issued by us to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support construction borrowing.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  We hold cash as collateral supporting those commitments for which collateral is deemed necessary.

17.               CONDENSED FINANCIAL STATEMENTS- PARENT COMPANY ONLY

WSB HOLDINGS, INC.

CONDENSED STATEMENTS OF FINANCIAL CONDITION - PARENT COMPANY ONLY

AS OF DECEMBER 31, 2012 AND DECEMBER 31, 2011

	December 31,
	2012	2011
ASSETS

CASH AND CASH EQUIVALENTS:
Cash	$2,054,321	$1,751,571

Mortgage-backed securities - available for sale at fair value	—	987,983
Accrued interest receivable on investments	—	4,046
Deferred tax asset	37,849	31,997
Investment in wholly owned subsidiaries	52,953,921	51,642,535
Other assets	677,648	11,091

TOTAL ASSETS	$55,723,739	$54,429,223

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Accounts payable, accrued expenses and other liabilities	$398,177	$156,213

Total Liabilities	398,177	156,213

STOCKHOLDERS’ EQUITY:
Preferred stock, no stated par value; 10,000,000 shared authorized; none issued and outstanding	—	—
Common stock authorized, 20,000,000 shares at $.0001 par value 8,016,607 and 7,995,232 shares issued and outstanding	802	799
Additional paid-in capital	11,206,794	11,095,646
Retained earnings - substantially restricted	43,256,158	42,230,566
Accumulated other comprehensive income	861,808	945,999

Total stockholders’ equity	55,325,562	54,273,010

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$55,723,739	$54,429,223

WSB HOLDINGS, INC.

CONDENSED STATEMENTS - PARENT COMPANY ONLY

As of December 31, 2012 and 2011

Condensed Statement of Operations

	Years Ended December 31,
	2012	2011
INTEREST INCOME:
Interest on mortgage-backed securities	$29,046	$67,717

Total interest income	29,046	67,717

NON-INTEREST EXPENSES:
Salaries and benefits	63,600	60,000
Professional services	297,746	159,865
Other taxes	80,996	133,957
Other expenses	163,290	122,356

Total non-interest expenses	605,632	476,178

LOSS BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES	(576,586)	(408,461)

INCOME TAX BENEFIT	217,042	159,600

EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES	1,385,136	1,497,670

NET EARNINGS	$1,025,592	$1,248,809

Condensed Statement of Cash Flows

	Year Ended December 31,
	2012	2011

Cash Flows from Operating Activities
Net earnings	$1,025,592	$1,248,809
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Equity in undistributed income of subsidiaries	(1,385,136)	(1,497,670)
Excess tax benefits from share based payment	—	(2,450)
Accretion of (discounts)/premiums on MBS	(370)	(2,035)
Decrease in other assets	(662,511)	(96,569)
Decrease in income tax receivable	—	336,060
Deferred income tax benefit	947	12,637
Increase in current liabilities	241,964	27,690
Net cash (used in) provided by operating activities	(779,514)	26,472

Cash Flows from Investing Activities
Repayment and proceeds from sale on MBS available for sale	971,112	791,400
Net cash provided by investing activities	971,112	791,400

Cash Flows from Financing Activities
Exercise of stock options	111,151	220,642
Excess tax benefits from tax-based compensation	—	2,450
Net cash provided by financing activities	111,151	223,092

INCREASE IN CASH	302,749	1,040,964
CASH AT THE BEGINNING OF YEAR	1,751,572	710,608

CASH AT END OF YEAR	$2,054,321	$1,751,572

18.               QUARTERLY DATA (Unaudited)

Summarized quarterly financial information is as follows (amounts in thousands except per share information):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Year Ended December 31, 2012:
Interest income	$4,190	$4,002	$3,851	$3,450
Interest expense	1,306	1,213	1,149	993
Net interest income	2,884	2,789	2,702	2,457
Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	2,884	2,789	2,702	2,457
Income income before income taxes	420	247	(80)	871
Income tax expense (benefit)	142	73	(75)	292
Net income (loss)	278	174	(5)	579
Basic earnings per common share	0.03	0.03	0.00	0.07
Diluted earnings per common share	0.03	0.03	0.00	0.07

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Year Ended December 31, 2011:
Interest income	$4,662	$4,616	$4,604	$4,429
Interest expense	1,635	1,532	1,439	1,408
Net interest income	3,027	3,084	3,165	3,021
Provision for loan losses	—	100	100	—
Net interest income after provision for loan losses	3,027	2,984	3,065	3,021
Income income before income taxes	286	457	726	491
Income tax expense	50	137	316	208
Net income	236	320	410	283
Basic earnings per common share	0.03	0.04	0.05	0.04
Diluted earnings per common share	0.03	0.04	0.05	0.04

*     *     *     *

Item 9.                                 Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 9A.                        Controls and Procedures

Our Chief Executive Officer and Chief Financial Officer have evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined under Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) as of the end of the period covered by this report. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures are effective as of December 31, 2012.

There were no changes in our internal control over financial reporting in connection with the evaluation required by paragraph (d) of Rules 13a-15 or 15d-15 under the Exchange Act that occurred during the quarter ended December 31, 2012 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.                        Other Information

None.